UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 24, 2011

Cardo Medical, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-21419	23-2753988
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7625 Hayvenhurst Ave., Unit 49, Van Nuys, California		91406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(818)780-6677

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 24, 2011, Cardo Medical, Inc., a Delaware corporation ("Cardo"), entered into an Asset Purchase Agreement with Arthrex, Inc., a Delaware corporation (the "Buyer"), and Cardo Medical, LLC, a Delaware limited liability company and wholly owned subsidiary of Cardo ("Cardo LLC" and together with Cardo, the "Sellers"), pursuant to which the Sellers have agreed to sell all of the assets of the Sellers' joint arthroplasty division, which we refer to as our Reconstructive Division, to the Buyer in exchange for cash consideration of $9,960,000 plus the value of the Sellers' inventory and property, plant and equipment relating to the Reconstructive Division calculated as of the closing date, the assumption by the Buyer of certain liabilities, and the payment of a royalty equal to 5% of net sales of the Sellers’ joint arthroplasty products to be paid in cash on a quarterly basis for a term up to and including the 20th anniversary of the closing date (the "Asset Purchase Agreement"). Following the execution of the Asset Purchase Agreement, the Buyer delivered to the Sellers a $250,000 deposit to be credited against the cash consideration due at closing. From the cash consideration paid at closing, $900,000 will be deposited with an escrow agent for a period of twelve months from the closing date to be used for any adjustments to the value of the Sellers' inventory and property, plant and equipment relating to the Reconstructive Division and for post closing indemnification claims which may be asserted by the Buyer with respect to unassumed liabilities. Cardo estimates that the value of the Sellers’ inventory and property, plant and equipment relating to the Reconstructive Division as of the closing date will be approximately $4.7 million.

The assets that are excluded from the asset purchase transaction include, the assets of the Sellers' Spine division, cash and cash equivalents, accounts receivable, prepaid expenses and other receivables of each Seller. With respect to the royalty payments due under the terms of the Asset Purchase Agreement, the Buyer will have a right to set-off against the payment of any royalty due to the Sellers, all out-of-pocket costs and expenses incurred in good faith, after consultation with counsel, by the Buyer arising out of claims by third parties alleging infringement of intellectual property rights. If it is ultimately determined that such costs and expenses were not due to the Buyer, then any royalty that the Buyer exercised its right of set-off against shall bear interest at the rate of 8% per annum from the date such royalty is payable until the date it is paid. Additionally, until such time as the royalty has achieved a net present value of $3.0 million, the Buyer agrees to use commercially reasonable efforts to promote the sale of the subject products during the royalty term. The Asset Purchase Agreement contains customary representations and warranties, conditions to closing, and termination provisions.

Cardo intends to use the proceeds from this asset purchase transaction to pay: (i) accrued salaries and payroll taxes, (ii) sums due certain creditors, (iii) transaction expenses, and (iv) working capital purposes. Following the closing of the asset purchase transaction, Cardo plans to continue as a public company with its shares of common stock continuing to trade on the OTC Bulletin Board. Cardo is continuing to explore other strategic alternatives for its Spine division. Pursuant to the terms of the Asset Purchase Agreement, immediately after the closing, the Sellers are required to change their names, logos, trade dress, trade names, trademarks, service marks and the like to new names that are reasonably satisfactory to the Buyer and do not use the words "Cardo" or any variation thereof. Upon the closing of the asset purchase transaction, Cardo intends to change its name to Tiger X Medical, Inc. and Cardo LLC intends to change its name to Tiger X Medical, LLC. As a result, Cardo also plans to change its trading symbol.

Cardo's and the Buyer's Board of Directors have approved and adopted the Asset Purchase Agreement. Additionally, Cardo’s Board of Directors approved, subject to stockholder approval and the closing of the asset purchase transaction, an amendment to its certificate of incorporation to change the name of Cardo to Tiger X Medical, Inc. (the "Name Change"). Cardo's Board of Directors recommended to the holders of a majority of its issued and outstanding shares of common stock that they approve the Asset Purchase Agreement, the transactions contemplated thereby, and the Name Change. Certain stockholders of Cardo holding an aggregate of 133,689,430 shares of Cardo's common stock, representing 58% of Cardo's shares of common stock outstanding, signed a written consent approving the Asset Purchase Agreement, the transactions contemplated thereby, and the Name Change. Cardo will mail to its stockholders an information statement describing the terms of the written consent and the transaction, which mailing will occur only after the information statement has been filed and cleared with the SEC staff. The closing of the asset purchase transaction is subject to certain closing conditions, including that at least 20 calendar days have passed since Cardo mailed the definitive information statement to its stockholders.

The description of the Asset Purchase Agreement is qualified in its entirety by reference to the copy of such agreement filed as Exhibit 2.1 to this report, which is incorporated herein by reference. A copy of the press release announcing the asset purchase transaction is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

As described in Item 1.01, on January 24, 2011, our Board of Directors approved the sale of all of the assets of our Reconstructive Division to Arthrex, Inc. (the "Buyer"). In connection with the sale, we expect to eliminate certain employee positions that will not move to the Buyer and will not be required for future operation of our business and liquidate remaining spine inventory and certain furniture and fixtures. Such terminations are contingent upon the closing of the sale of the Reconstructive Division assets.

Our management estimates that the total pre-tax charge relating to the sale will be in the range of $650,000 to $750,000. The charge will consist of (i) employee termination costs of approximately $100,000, (ii) transaction costs of approximately $500,000 and (iii) other related costs of up to approximately $150,000. We expect the sale of such assets to be completed by the end of the first quarter of 2011, although this is subject to the condition that at least 20 calendar days have passed since Cardo mailed the definitive information statement to its stockholders. We expect that the costs associated with the sale of assets will be incurred beginning in the fourth quarter of 2010 and will be substantially completed by the end of 2011 except for certain of the remaining operating lease payments which run through July 2012.

Our Clifton, NJ facility is leased through July 2012. We will continue to use a portion of the facility for certain administrative functions for an indeterminable amount of time and will sublease the facility to the Buyer for twelve to seventeen months. If we or the Buyer cease using the facility before the expiration of the lease term, we may be required to recognize a liability for costs that will continue to be incurred under the lease through March 2012.

Management’s estimates of costs and charges relating to the sale of our Reconstructive Division assets are preliminary and based on a number of significant assumptions. The estimated amounts concerning the anticipated costs and charges constitute forward-looking statements and are based on management’s expectations and beliefs concerning future events affecting Cardo. The actual costs and charges resulting from the disposition of the Reconstructive Division assets may materially differ from what has been estimated at this time.

We will file amendments to this Form 8-K, as necessary, or make additional disclosures in our other periodic reports that we file with the SEC, upon the determination of any further material cash or non-cash charges, individually or in the aggregate, or of any material changes to our estimates of such amounts, to be incurred in connection with the disposal of our Reconstructive Division assets.

FORWARD-LOOKING STATEMENTS
This filing contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), regarding the benefits of the asset sale transaction, whether the satisfaction of the closing conditions will be met and the asset sale consummated, and Cardo's plans post-transaction. Many factors could cause actual results to differ materially from the results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as the ability of the companies to satisfy the conditions to the closing of the asset sale and to consummate the asset sale transaction; and unanticipated events that could impact the value of the Sellers' inventory, property plant and equipment relating to the Reconstructive Division and/or the royalty payments and as a result impact the closing consideration. In addition, forward-looking statements also may be adversely affected by general market factors, federal and state regulations and legislation, patent positions and litigation, among other factors. Cardo's forward looking statements speak only as the date of this filing or when made and Cardo does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No. Description

2.1 Asset Purchase Agreement, as of January 24, 2011, by and among Cardo Medical, Inc., Cardo Medical, LLC and Arthrex, Inc.*

99.1 Press release issued by Cardo Medical, Inc. and Arthrex, Inc. on January 25, 2011.
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* Schedules to the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish on a supplemental basis a copy of any omitted schedules to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardo Medical, Inc.

January 27, 2011	By:	/s/ Derrick Romine

Name: Derrick Romine
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

2.1	Asset Purchase Agreement, as of January 24, 2011, by and among Cardo Medical, Inc., Cardo Medical, LLC and Arthrex, Inc.
99.1	Press release issued by Cardo Medical, Inc. and Arthrex, Inc. on January 25, 2011.